Exhibit 99.2
March 9, 2009
Via E-mail and Overnight Courier
Kistefos AS
Stranden 1
N-0250 Oslo
Norway
Attn: Åge Korsvold
Chief Executive Officer
Re:	Kistefos AS Proposed Director Nominations
Mr. Korsvold:
     We received Kistefos’s letter dated February 27, 2009, notifying us of its intention to (i) nominate Christen Sveaas and Åge Korsvold for election to Trico’s Board of Directors and (ii) submit two other business proposals for consideration by Trico’s stockholders at the 2009 annual meeting. We also received Kistefos’s letter dated March 5, 2009, notifying us of its intention to submit another proposal for consideration at the meeting and providing information required by Trico’s bylaws that was not included in the February 27th letter.
     For the reasons stated in this letter, Trico’s Board, acting under authority conferred by Trico’s charter, has unanimously resolved to reject the nominations set forth in Kistefos’s letters (collectively, the “notice”), and Trico will disregard these nominations if made at the 2009 annual meeting. We can only consider nominations at our stockholder meetings that comply with Delaware law and Trico’s governing documents.
Director Nominations
     As we have discussed with you and your counsel several times, Trico’s charter effectively requires that Trico remain Jones Act eligible as a U.S. Maritime Company (as defined in the charter), and Trico must comply with the Jones Act to engage in coastwise trade in the U.S. Gulf of Mexico. Trico’s Jones Act eligibility would be compromised if non-U.S. citizens either exercise control over more than 25% of the voting power in the corporation or occupy seats that constitute more than a minority of a Board quorum.
     Your proposal, if accepted, would effectively put Kistefos in control of approximately 29% of the Trico Board seats and, in the view of our counsel, would mean that Kistefos would control more than 25% of the “voting power in the corporation.” Furthermore, if your nomination were successful, it would result in three non-U.S. citizens serving on Trico’s Board which is approximately 43% of the Trico Board seats and a majority of a Board quorum. The U.S. Maritime Administration and U.S. Coast Guard would find that both of these results cause Trico not to be Jones Act eligible.

     Continued eligibility under the Jones Act is very important to Trico for a variety of reasons. Any action that risks our Jones Act eligibility would jeopardize an important source of current cash flow and limit future avenues for growth. The loss of cash flow from the U.S. Gulf operations would risk Trico’s compliance with the covenants in its credit facilities. Current and planned operations in the U.S. Gulf of Mexico are critical to Trico’s reduction of indebtedness. Decommissioning and deep water projects in the Gulf comprise an important part of our subsea strategy and require continued compliance with the Jones Act. Loss of Jones Act eligibility could permanently deprive our current U.S. flag vessels of Jones Act eligibility and could require us to forfeit all revenues earned in the U.S. during any period in which Trico is Jones Act ineligible. Finally, Trico must remain a U.S. Maritime Company under the terms of preferred mortgages on two Trico vessels pursuant to Title XI of the Merchant Marine Act 1936, debt that would be accelerated upon the loss of Jones Act eligibility.
     Article Six, Section 5 of Trico’s charter implements the U.S. vessel documentation laws which underlie the Jones Act by providing that “at no time shall more than a minority of the number of directors of the Corporation necessary to constitute a quorum be Aliens . . . .” Trico’s bylaws currently provide that a majority of the total number of directors constitutes a quorum, meaning that a quorum of the board is currently four of seven directors. One of Trico’s incumbent directors (whose term does not expire at the upcoming 2009 annual meeting) is an “Alien” for purposes of the charter. In addition, the notice materials submitted to us by Messrs. Sveaas and Korsvold disclose that they are also “Aliens.” If either of Kistefos’s nominations were successful, it would result in two or more Aliens serving on Trico’s board, which is more than a minority of the quorum.
     On the apparent, and incorrect, assumption that the election of Messrs. Kistefos and Sveaas alone would not compromise Jones Act eligibility, Kistefos has proposed to address the quorum requirement in Trico’s charter by amending Trico’s bylaws so that a quorum for board action could only be constituted if all seven directors were present. Absent approval of the bylaw amendment, which requires an affirmative vote of two-thirds of the outstanding shares, the board quorum would continue to be four directors. However, Kistefos’s nomination of Messrs. Sveaas and Korsvold is not conditioned on the adoption of this bylaw amendment. If the bylaw amendment failed and either of Kistefos’s nominations were successful, Aliens serving on Trico’s board would constitute more than a minority of the quorum, contravening Article Six, Section 5 of the charter. Furthermore, if the bylaw amendment were adopted, it would accentuate the Jones Act control implications of Kistefos’s actions.
     Furthermore, even if there were no issues related to Jones Act eligibility, Kistefos’s method of nomination itself is not legally valid under Delaware law. Kistefos proposes to nominate (a) Christen Sveaas to “replace Joseph S. Compofelice” and (b) Åge Korsvold to “replace Ben A. Guill.” However, Delaware law does not permit a stockholder to nominate an individual to serve on a specific seat on the board where, as in the case of the 2009 annual meeting, there is more than one seat subject to election. Rather, all of the nominees must compete with all of the other nominees for election to the available board seats. In accordance with Trico’s bylaws, directors are elected at a stockholder meeting by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. This process would not result in the election of a nominee to a particular seat on the board, but would instead provide that the two nominees receiving the affirmative vote of a majority of the shares present or represented by proxy would be elected.
     Finally, Kistefos proposes that its nominations will be made “in accordance with Section 8 of Article III of the Bylaws.” This provision of the bylaws relates to filling newly created directorships and vacancies occurring on the board as a result of the removal of a director. Yet, there is no vacancy on the board to fill. At the 2009 annual meeting, stockholders will vote to elect two Class II directors to succeed the directors whose terms expire when their successors have been elected and qualified. Stockholders will not be voting to fill vacancies on the board at the 2009 annual meeting.
     In view of the foregoing, Trico rejects Kistefos’s nominations and will disregard them if made at the 2009 annual meeting. In view of this determination, we will not pursue a further review of the questionnaires Kistefos furnished with its notice insofar as they relate to the nominations of Messrs. Sveaas and Korsvold. We will complete our review of the questionnaires at such time that they may become relevant.
Other Matters Related to Notice
     In the notice Kistefos purportedly makes several reservations of its rights. In the February 27th letter, Kistefos also contends that any additional nominations, proposals or amendments would be made without prejudice to or waiver of other positions it may assert. Trico does not concede any of the reservations or assertions made by Kistefos, nor does Trico waive any other rights or requirements under its charter or bylaws. Trico’s board and management will address any of these issues that may arise, acting in the best interests of its stockholders and in compliance with applicable law and Trico’s governing instruments.
* * * * *
     Kistefos may respond to this letter by making nominations that comply with Article Six of Trico’s charter by means of a notice that complies with all of the requirements of Article II, Section 7 of Trico’s bylaws, provided such notice is received by the undersigned no later than 11:59 pm (CDT) on March 14, 2009.
     Please contact me if you have any questions.
Sincerely,
/s/ Rishi Varma
Rishi Varma
Secretary, Chief Administrative Officer, Vice President and General Counsel
cc:	Christen Sveaas, Chairman of the Board, Kistefos AS Frode Jensen, Holland & Knight LLP